Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to incorporation by reference in the Registration Statements on Form F-3 (No. 333-256442) and Form S-8 (No. 333-218498) of Yatra Online, Inc. of our report dated July 30, 2025, relating to the financial statements of Globe All India Services Limited for the years ended March 31, 2024 and 2023, appearing in the Form 6-K of Yatra Online, Inc. dated July 31, 2025.

/s/ JKVS & Co

July 31, 2025